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Brantley Capital Corporation

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FOR IMMEDIATE RELEASE

BRANTLEY CAPITAL CORPORATION REITERATES COMMITMENT TO
DELIVERING NEAR- AND LONG-TERM VALUE TO STOCKHOLDERS

CLEVELAND, September 12, 2002 – With its Annual Meeting of Stockholders only days away, Brantley Capital Corporation (Nasdaq: BBDC) today reiterated its commitment to delivering both near- and long-term value to all of its stockholders, and urged stockholders not to be misled by the short-sighted and naïve proposals of dissident stockholder Phillip Goldstein.

Robert P. Pinkas, Chairman and Chief Executive Officer of Brantley Capital, said, “Brantley’s Board and management are committed to providing value to all of our investors both in the near- and long-term. Not only will our well-researched and market-tested mezzanine investment strategy help reduce the discount between net asset value and stock price and provide a stable dividend to our stockholders, but we are also committed to returning additional value to investors upon achieving liquidity events for our portfolio companies. We generally expect our investments to achieve liquidity within four to seven years from the date of our original investment. We began making such investments in 1997 and are now entering into a phase of the business plan which emphasizes positioning our more mature portfolio companies for appropriate liquidity events. When a liquidity event does occur, Brantley is committed to using the proceeds to return value to our stockholders through a variety of means including, but not limited to, a dividend distribution or by instituting a stock buyback program. Brantley may also seek to reinvest a portion of the proceeds in order to continue enhancing the value of its portfolio and providing long-term value to its stockholders.

Mr. Pinkas continued, “Mr. Goldstein’s proposals, on the other hand, are short-sighted and demonstrate a fundamental lack of understanding of how a business development company such as Brantley operates and creates lasting value for its stockholders. Phil Goldstein’s proposals offer Brantley stockholders only a long term program of distributions of a highly uncertain value, which we are convinced would be far less than the amount that could be realized if the Company were able to exit from its investments in an orderly fashion consistent with its long-term goal. As we have said all along, liquidation is not a viable option.”

Time is short and every vote is extremely important. The Brantley Board urges all stockholders to vote FOR the Board’s nominees and AGAINST the dissident’s proposals by signing, dating and returning the WHITE proxy card today. We strongly encourage stockholders not to support the dissident nominees for Brantley’s Board of Directors. Brantley stockholders are urged to discard any green proxy card and any other materials they may be sent from Mr. Goldstein.

Only your latest dated proxy counts — even if you have previously delivered a green proxy card you have every right to vote with Brantley management’s recommendations by simply signing, dating and returning a WHITE proxy card now.

For more information about how to vote, stockholders can call the Company’s proxy solicitor, Georgeson Shareholder Communications Inc. toll-free at (866) 219-9662.

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FORWARD-LOOKING STATEMENTS
 The information contained in this press release contains forward-looking statements. These forward-looking statements are subject to inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in the company’s periodic filings with the Securities and Exchange Commission.

About Brantley Capital Corporation
 Brantley Capital Corporation is a publicly traded business development company primarily providing equity and long-term debt financing to small and medium-sized private companies throughout the United States. The Company’s investment objective is to achieve long-term capital appreciation in the value of its investments and to provide current income primarily from interest, dividends and fees paid by its portfolio companies. For further information, please visit the Company’s website at http://www.BrantleyCapital.com.

CONTACT:

Brantley Capital Corporation	Joele Frank, Wilkinson Brimmer Katcher
Tab Keplinger	Matthew Sherman
216-464-8400	212-355-4449

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